Exhibit 5.1.4

DIRECTOR AND ACTING MEDICAL DIRECTOR AGREEMENT

This Director and Acting Medical Director Agreement (the “Agreement”) is made and entered into as of October 7th, 2025, by and between Adia Nutrition, Inc., a Nevada corporation (the “Company”), and Dr. Evan Thomas, an individual (“Director”).

RECITALS

A. The common stock of the Company is traded in the public markets of the United States (symbol: ADIA); and

B. The Company desires to appoint Director to serve on the Company’s board of directors (the “Board”) as the Acting Medical Director and Director desires to accept such appointment to serve on the Board; and

C. Director may be appointed as a member of one or more committees of the Board; and

D. Director may also be appointed to serve as Chairman of one or more committees of the Board.

I.	SERVICES

1.1  Board of Directors and Acting Medical Director. Director agrees to perform such tasks as may be necessary to fulfill Director’s obligations as a member of the Board and its committees, serve as a director, and act as the Acting Medical Director so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Company’s Articles of Incorporation and Bylaws (collectively, the “Charter”) and any necessary approval by the Company’s stockholders and/or Board, and until such time as Director resigns, fails to stand for election, fails to be elected by the stockholders of the Company or is removed from Director’s position. As Acting Medical Director and active director, Director will be listed on all relevant Company documents and will sign such documents, including but not limited to those related to the Agency for Health Care Administration (ACHA), health insurance companies, and vendors. Director may at any time and for any reason resign or be removed from such position consistent with the Charter (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement with respect to Director.

1.2  Director Services. Director shall provide the following Services (“Director Services”):

(a) During the term of services as a director and Acting Medical Director of the Company (“Directorship Term”), Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position, including oversight of medical operations, compliance with healthcare regulations, and signing authority on medical-related documents as specified in Section 1.1.

(b) Director will use his best efforts to promote the interests of the Company. The Company recognizes that Director (i) is or may become a full-time employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded, if and when applicable to the Company. Notwithstanding the same, Director will provide the Company with prior written notice of any future commitments to such entities. and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a director and Acting Medical Director. Other than as set forth above, Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. Should the Board determine, in good faith, that such new business activity creates a direct and material conflict of interest that substantially interferes with the performance of Director’s duties hereunder, the Company shall provide Director with written notice detailing the specific nature of the conflict. Director shall have a period of thirty (30) days from the receipt of such notice to cure the conflict. Should the Board determine, in good faith, that the conflict has not been remedied within the specified period, the Board may request Director's resignation.

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1.3  Term. This Agreement shall terminate upon the “Expiration Date” which shall be the earlier of the date on which Director ceases to be a member of the Board for any reason, including death, resignation, removal, or failure to be elected by the stockholders of the Company.

1.4  Transition of Title. The parties acknowledge that the title "Acting Medical Director" is an interim designation. Provided that Director is in good standing and has not materially breached this Agreement, the "Acting" designation shall be automatically removed from Director's title upon the earlier of: (a) six (6) months from the effective date of this Agreement, or (b) a formal resolution by the Board of Directors confirming the appointment. Upon such date, Director's title shall be "Medical Director," and all references to "Acting Medical Director" in this Agreement shall be deemed to refer to "Medical Director."

II.	COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of Director’s duties for the Company. Such reimbursement shall be made by the Company upon submission by Director of a signed statement itemizing the expenses incurred, which shall be accompanied by sufficient documentation to support the expenditures.

2.2 Bonus. Upon Director’s execution of this Agreement, the Company shall issue to Director, as a bonus, 250,000 shares of the Company’s Series C Preferred Stock (Convertible at 1:4, which would be 1,000,000 shares of Common Stock) (“Bonus Shares”). The Bonus Shares have the designations, rights and preferences set forth in Annex 1 attached hereto and made a part hereof.

2.3 Additional Compensation. In addition to the Bonus Shares, Director shall receive compensation equal to 1% of the gross revenue of Adia Med of Winter Park or $5,000 per month, whichever is greater. Compensation for Hematopoietic Stem Cell Transplantation (HSCT) services shall be determined after insurance review.

2.4 Referral Incentive. Director shall receive 10% of all revenue generated from patients referred by Director to Adia Med, payable on a quarterly basis following verification of patient referrals and associated revenue, provided that this incentive does not apply to Hematopoietic Stem Cell Transplantation (HSCT).

2.5 Director and Officer Liability Insurance. The Company will use its best efforts to maintain a customary director and officer liability insurance policy for all Board members and such policy will cover Director to the same extent as other directors and officers covered under the policy.

2.6 Independent Contractor. Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to Director under this Section 2 shall be made or provided without withholding or deduction of any kind, and Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

2.7 Clinic Expenses. Director shall not be responsible for any clinic expenses incurred by the Company or its affiliates, including but not limited to Adia Med.

2.8 Medical Malpractice Insurance. During the term of this Agreement, should a separate medical malpractice policy be required for the scope of work performed or overseen by Director, the Company shall procure and maintain, at its sole expense, a professional liability (medical malpractice) insurance policy naming Director as an insured. Such policy shall provide coverage in amounts no less than $1,000,000 per occurrence and $3,000,000 in the aggregate, or such higher amounts as are customary for a medical director in a similar position. The Company shall provide Director with a certificate of insurance evidencing such coverage upon request. Upon termination of this Agreement for any reason, the Company shall, at its sole expense, procure and maintain an extended reporting period endorsement or "tail coverage" for a period of not less than three (3) years, providing continued coverage for any claims arising from Director's performance of services under this Agreement.

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III.	CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. During the term of this Agreement, and for a period of three (3) years after the Expiration Date, Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.2 Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform his obligations for the benefit of the Company hereunder. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, and Director will use his best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information.

3.3 Return of Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

3.4 Insider Trading Guidelines. Director acknowledges and agrees that Director may have access to “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that Director will abide by all securities laws relating to the handling of and acting upon such Insider Information. Upon request by the Company, Director will be asked to execute the Company’s Insider Trading and Section 16 Compliance Policy upon adoption by the Company.

IV.	COVENANTS OF DIRECTOR

4.1 No Conflict of Interest. During the term of this Agreement, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any person, firm, partnership, corporation or unincorporated association or entity of any kind that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in a business substantially similar to the Company’s business.

4.2 Disparaging Statements. At all times during and after the period in which Director is a member of the Board and at all times thereafter, the Company, its employees, affiliates, or assignees, and Director, one and for the other, shall not either verbally, in writing, electronically or otherwise: (i) make any derogatory or disparaging statements about the Company, any of its affiliates, any of their respective officers, directors, shareholders, employees and agents, or any of the Company’s current or past customers or employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its affiliates or otherwise interfere with the business of the Company or any of its affiliates; provided, however, that nothing in this paragraph shall preclude Director from complying with all obligations imposed by law or legal compulsion, and provided, further, however, that nothing in this paragraph shall be deemed applicable to any testimony given by Director, or the Company, its employees, affiliates, or assignees, in any legal or administrative proceedings.

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4.3 Market Stand-Off Agreement. In the event of a public or private offering of the Company’s securities, and upon request of the Company, the underwriters or placement agents placing the offering of the Company’s securities, Director agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company that Director may own, other than those included in the registration, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as may be requested by the Company or such placement agent or underwriter.

V.	TERM AND TERMINATION

5.1 Term. This Agreement is effective as of the date of this Agreement and will continue until the Expiration Date.

5.2 Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

6.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2 Remedies. Director agrees that any breach of the terms of this Articles III and IV would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Director and/or any and all entities acting for and/or with Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from Director. Director acknowledges that the Company would not have entered into this Agreement had Director not agreed to the provisions of this Section 6.2.

6.3 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by e-mail or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.5 Governing Law; Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of Nevada, without regard to conflicts of law principles thereof. Any action brought to enforce, or otherwise arising out of, this Agreement shall be heard and determined in either a Federal or state court sitting in the County of Orange, State of Florida, and the parties consent to jurisdiction in the State of Florida.

6.6 Severability. Should any provisions of this Agreement be held by a court to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

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6.8 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: ADIA NUTRITION, INC.

By: /s/ Larry Powalisz

Name: Larry Powalisz

Title: Chief Executive Officer

Address: 4421 Gabriella Lane

Winter Park, FL 32792

DIRECTOR:

By: /s/ Dr. Evan Thomas

Name: Dr. Evan Thomas

Address: 1561 Fairbanks RD Suite 100

Winter Park, FL 32789

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Exhibit A

TO THE DIRECTOR AND ACTING MEDICAL DIRECTOR AGREEMENT

This Exhibit A (“Exhibit”) is attached to and made a part of that certain Director and Acting Medical Director Agreement dated October 7th, 2025 (the “Agreement”), by and between Adia Nutrition, Inc. (the “Company”) and Dr. Evan Thomas (“Director”).

Pursuant to Section 4.1 of the Agreement, "No Conflict of Interest," the following entities and roles are hereby defined as Director’s “Current Affiliations”. Nothing in the Agreement shall be construed to inhibit or limit any of Director’s obligations to these Current Affiliations.

Director’s Current Affiliations include, but are not limited to:

1.	Renaissance Institute of Precision Oncology & Radiosurgery: Chief Medical Officer, Medical Director, and Co-Founder.

2.	JointGlow: Chief Technology Officer.

3.	United States Army: Major, Medical Corps.

4.	American College of Radiation Oncology (ACRO): Co-Chair, Payer Relations Sub-Committee, Government Relations and Economics Committee (GREC).

5.	American Society for Radiation Oncology (ASTRO): Member of the following:

oGovernment Affairs / Government Relations Council

1.	Congressional Relations Subcommittee

oNon-Oncologic Disease Task Force

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